                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_] CONFIDENTIAL, FOR USE OF THE
                                           COMMISSION ONLY (AS PERMITTED BY
                                           RULE 14A-6(E)(2))

[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             CAL FED BANCORP INC.
              --------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                                      N/A
              --------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

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  (4) Date Filed:

[LOGO OF CAL FED BANCORP INC.]

     CAL FED BANCORP INC.                                         NEWS RELEASE

   5700 Wilshire Boulevard
Los Angeles, California 90036

--------------------------------------------------------------------------------
Contact:  James F. Hurley  (213) 930-9750
          Frank W. Moore   (213) 932-4203
--------------------------------------------------------------------------------

 CAL FED BANCORP INC. TO RECORD EXPECTED TAX RECOVERY IN 1996 FOURTH QUARTER

LOS ANGELES, Calif., November 20, 1996 -- Cal Fed Bancorp Inc. (NYSE:CAL), the parent company of California Federal Bank, FSB, today said that it has reached agreement with federal tax authorities resolving certain outstanding issues related to prior years' income tax returns. As a result, the Company will record income of approximately $55.0 million in the 1996 fourth quarter, representing the estimated net recovery of prior years' federal and state taxes and the related interest on such taxes that is expected to be collected.

     The Company recently completed meetings with Internal Revenue Service (IRS) officials regarding certain contested issues for prior years. In those meetings, the IRS and the Company reached agreement on certain positions taken by the Company, resulting in the recognition of income for the estimated amount of income taxes and related interest to be refunded.

     Cal Fed Bancorp Inc. is the parent company of California Federal Bank, FSB, one of the nation's largest publicly-traded savings institutions. The Bank offers retail and business banking services through 119 savings and seven lending offices throughout California and Nevada.

                                      ###